As filed with the Securities and Exchange Commission on May 10, 2016

Registration No. 333-182343
Registration No. 333-170364
Registration No. 333-141268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-182343
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-170364
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-141268

UNDER THE SECURITIES ACT OF 1933
______________________

NTELOS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4573125 (I.R.S. Employer Identification No.)

1154 Shenandoah Village Drive Waynesboro, Virginia (Address of principal executive offices)	22980 (Zip code)
______________________

Raymond B. Ostroski
Vice President - Legal and General Counsel
500 Shentel Way
Edinburg, Virginia 22824
(540) 984-5040
(Name and address and telephone number, including area code, of agent for service)

Copy to:
Steven M. Haas, Esq.
Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219
______________________

Approximate date of commencement of proposed sale to the public: These Post-Effective Amendments deregister those securities that remain unsold thereunder as of the effective date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Forms S-3 (collectively, the “Registration Statements”) filed by NTELOS Holdings Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

•
Registration No. 333-182343 registering common stock, preferred stock, debt securities, warrants and units of the Registrant to be offered at an aggregate initial offering price not to exceed $300,000,000 and 5,680,837 shares of the Registrant’s common stock to be offered and sold by selling stockholders;

•
Registration No. 333-170364 registering common stock, preferred stock, debt securities, warrants and units of the Registrant to be offered at an aggregate initial offering price not to exceed $300,000,000; and

•	Registration No. 333-141268 registering 12,650,000 shares of the Registrant’s common stock.

On May 6, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 10, 2015, by and among Shenandoah Telecommunications Company (“Parent”), Gridiron Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).
In connection with the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to the Registration Statements. Accordingly, Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburg, Commonwealth of Virginia, on May 10, 2016.

NTELOS Holdings Corp.

By:	/s/ Raymond B. Ostroski
Name:Raymond B. Ostroski
Title:Vice President - Legal and General Counsel